UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14A-12

FIRST BANCORP
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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341 North Main Street

Troy, North Carolina 27371-0508

Telephone (910) 576-6171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 9, 2013

To Our Shareholders:

The annual meeting of shareholders of First Bancorp (the “Company”) will be held at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover) on Thursday, May 9, 2013 at 3:00 p.m. local time, for the purpose of considering and acting on the following matters:

1.	A proposal to elect thirteen (13) nominees to the Board of Directors to serve until the 2014 annual meeting of shareholders, or until their successors are elected and qualified.

2.	A proposal to ratify the appointment of Elliott Davis, PLLC as the independent auditors of the Company for 2013.

3.	To approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the accompanying proxy statement (“say on pay”).

4.	Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record as of the close of business on March 20, 2013 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

Whether or not you expect to be present at the annual meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, your proxy will be returned to you upon request. You may also vote by telephone or on the Internet, as described in the proxy statement and on the proxy card.

Please note that the attached form of proxy includes a request from the Company to indicate whether or not you plan to attend the annual meeting. For planning purposes, management of the Company would appreciate you filling in the appropriate box indicating whether or not you plan to attend the annual meeting. If you initially indicate that you are not planning to attend and later want to, or do not indicate one way or the other, you are still welcome and invited to attend the meeting.

The proxy statement accompanying this notice sets forth further information concerning the proposals to be considered at the annual meeting. You are urged to study this information carefully.

Included in this package, in compliance with applicable regulations, is the Company’s 2012 Annual Report, which includes a letter from the president, and the Company’s Form 10-K. The Form 10-K includes the Company’s financial statements and other required disclosures.

By Order of the Board of Directors

Anna G. Hollers
April 2, 2013	Secretary

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 9, 2013.

The Proxy Statement and 2012 Annual Report on Form 10-K

are also available at www.cfpproxy.com/3958.

First Bancorp

341 North Main Street

Troy, North Carolina 27371-0508

Telephone (910) 576-6171

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to the shareholders of First Bancorp (hereinafter sometimes referred to as the “Company”) by the Board of Directors in connection with its solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on Thursday, May 9, 2013 at 3:00 p.m. local time, at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover), and at any adjournment thereof. Action will be taken at the annual meeting on the items described in this proxy statement and on any other business that properly comes before the meeting.

This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about April 2, 2013.

The accompanying proxy is for use at the 2013 Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Most shareholders have a choice of voting by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number. Shareholders should refer to the proxy card or the information forwarded by the shareholder’s bank, broker or other holder of record to see which voting options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. Eastern Daylight Time on May 8, 2013. Specific instructions to be followed by any eligible shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because the recipient is not the registered owner of the shares, the proxy card must be completed and returned in the self-addressed, postage-paid envelope provided.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of our director nominees (Proposal 1 of this Proxy Statement). Until recently, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

Any shareholder giving a proxy may revoke it at any time before a vote is taken by (i) duly executing a proxy bearing a later date; (ii) executing a notice of revocation in a written instrument filed with the secretary of the Company; or (iii) appearing at the meeting and notifying the secretary of the shareholder’s intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as set forth in this proxy statement. In addition, the proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the annual meeting. If a quorum is not present or represented at the annual meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. Abstentions from the vote on a particular proposal and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will not be counted as votes on the proposal in question.

The Company will bear the entire cost of preparing this proxy statement and of soliciting proxies. Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone. Employees will not receive additional compensation for the solicitation of proxies. The Company also will request brokers and others to send solicitation material to beneficial owners of stock and will reimburse their costs for this purpose.

Only shareholders of record as of the close of business on March 20, 2013 (the “Record Date”) will be entitled to vote at the annual meeting or any adjournment thereof. The number of outstanding shares of the Company’s common stock entitled to vote at the annual meeting is 19,671,775. Shareholders are entitled to one vote for each share of the Company’s common stock.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The Securities Exchange Act of 1934, as amended (the “Exchange Act”) , requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of the Record Date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the Company’s outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,692,500 shares of common stock	8.60%

PROPOSAL 1 - ELECTION OF DIRECTORS

Section 3.02 of the Company’s bylaws provides that the number of directors on the Board of Directors of the Company will be not less than three nor more than 18, as may be fixed by resolution duly adopted by the Board of Directors at or prior to the annual meeting at which such directors are to be elected. In accordance with the bylaws, the size of the board was previously fixed by the Board of Directors at 17 members until May 9, 2013. Effective with the Annual Meeting of Shareholders on May 9, 2013, the size of the board has been fixed at 13 members.

In the absence of any specifications to the contrary, proxies will be voted for the election of all 13 of the nominees listed in the table below by casting an equal number of votes for each such nominee. If, at or before the time of the meeting, any of the nominees listed below becomes unavailable for any reason, the proxyholders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any nominee listed below is likely to become unavailable. The 13 nominees receiving a plurality of votes cast shall be elected. This means that the 13 nominees with the most votes will be elected. Only votes “FOR” a nominee will affect the outcome.

The Company’s Articles of Incorporation provide that, if cumulative voting applies, each shareholder is “entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.” Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s Articles of Incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively. If cumulative voting is properly invoked by a shareholder, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall thereupon grant a recess of not less than two days, nor more than seven days, as the chair shall determine, or of such other period of time as is unanimously agreed upon. If cumulative voting applies, the proxyholders may, in their discretion, vote the shares to which such proxies relate on a basis other than equally for each of the nominees named below and for less than all such nominees, but the proxyholders will cast such votes in a manner that would tend to elect the greatest number of such nominees (or any substitutes therefor in the case of unavailability) as the number of votes cast by them would permit.

NOMINATIONS FOR DIRECTOR

Nominees for election to the Board of Directors are selected by the incumbent board prior to each annual meeting, and the nominees listed below were selected in that manner. Nominations from shareholders must be made in accordance with the Company’s bylaws, which generally require such nominations to be made in writing and not less than 60 nor more than 90 days prior to the meeting at which directors are to be elected and to include certain information about the proposed nominee, in addition to other requirements.

A copy of the bylaw provision setting forth the complete procedure for shareholder nominations of directors may be obtained upon written request to First Bancorp, Post Office Box 508, 341 North Main Street, Troy, North Carolina 27371-0508, Attention: Anna G. Hollers, Secretary.

The Company’s bylaws state that no individual may be elected to, or may serve on, the Board of Directors any time after his or her 75th birthday, except that if a director is elected to the Board of Directors prior to his or her 75th birthday and reaches the age of 75 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire. The bylaws allow the Board of Directors to make exceptions to this limitation in connection with mergers or acquisitions. The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

See also “Director Nomination Process” included in the section entitled “Corporate Governance Policies and Practices” below.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth certain information as of December 31, 2012, with respect to the Company's current directors, the 13 nominees for election to the Board of Directors and the executive officers of the Company (all of these persons may be contacted at Post Office Box 508, 341 North Main Street, Troy, North Carolina 27371). The 13 nominees are all current directors. Each of the nominees has served on the Board of Directors since the 2012 Annual Meeting. R. Walton Brown, John F. Burns, R. Winston Dozier, and Jerry L. Ocheltree, each of whom is currently serving as a director, are not standing for re-election. The Board has not named nominees to succeed these directors, and pursuant to the Company’s bylaws, the Board of Directors has adopted a resolution reducing the size of the Board to 13 effective upon the date of the 2013 Annual Meeting. Accordingly, only 13 directors may be elected at the Annual Meeting.

Each of the 13 nominees has indicated a willingness to serve if elected. The Board of Directors recommends a vote “FOR” the election of these nominees.

TABLE OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

		Common Stock Beneficially Owned (1)
Name (Age)**	Current Director (D), Nominee (N), or Position with Company	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Class
Directors and Nominees

Richard H. Moore (52)	President and CEO (D) (N)	56,636	(2)	—	56,636	*
Daniel T. Blue, Jr. (64)	(D) (N)	6,382		—	6,382	*
Jack D. Briggs (73)	(D) (N)	130,987	(3)	15,750	146,737	*
R. Walton Brown (60)	Exec. Vice President (D)	22,387		18,460	40,847	*
David L. Burns (74)	(D) (N)	39,271		15,750	55,021	*
John F. Burns (65)	Exec. Vice President (D)	78,683	(4)	4,043	82,726	*
Mary Clara Capel (54)	(D) (N)	7,609		11,250	18,859	*
James C. Crawford, III (56)	(D) (N)	61,845	(5)	4,500	66,345	*
R. Winston Dozier (56)	(D)	29,108		—	29,108	*
James G. Hudson, Jr. (73)	(D) (N)	92,733	(6)	4,500	97,233	*
Jerry L. Ocheltree (53)	President of First Bank (D)	24,937	(7)	19,602	44,539	*
George R. Perkins, Jr. (73)	(D) (N)	494,023		15,750	509,773	2.59%
Thomas F. Phillips (67)	(D) (N)	75,673	(8)	15,750	91,423	*
Frederick L. Taylor, II (43)	(D) (N)	17,963		11,250	29,213	*
Virginia C. Thomasson (61)	(D) (N)	17,336		15,750	33,086	*
Dennis A. Wicker (60)	(D) (N)	10,714		15,750	26,464	*
John C. Willis (70)	(D) (N)	311,290	(9)	15,750	327,040	1.66%

		Common Stock Beneficially Owned (1)
Name (Age)**	Current Director (D), Nominee (N), or Position with Company	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Class
Non-Director Executive Officers

Eric P. Credle (44)	Executive Vice President & Chief Financial Officer	22,905	(10)	9,270	32,175	*

Anna G. Hollers (62)	Executive Vice President, Chief Operating Officer & Secretary	125,957	(11)	16,775	142,732	*

Timothy S. Maples (52)	Executive Vice President & Assistant Secretary; Chief Investment Officer of First Bank	32,316	(12)	2,559	34,875	*

Lee C. McLaurin (51)	Executive Vice President & Controller	15,800	(13)	5,559	21,359	*

Robert T. Patterson (47)	Executive Vice President & Co-Chief Credit Officer of First Bank	9,461	(14)	―	9,461	*

Rex M. Scott (57)	Senior Vice President & Chief Information Officer of First Bank	10,670	(15)	―	10,670	*

Edward F. Soccorso (40)	Executive Vice President & Co-Chief Credit Officer of First Bank	―		―	―	*

J. Dorson White, Jr. (62)	Executive Vice President & Chief Retail Banking Officer	1,132	(16)	―	1,132	*

Directors/Nominees and Non-Director Executive Officers as a Group (25 persons)		1,695,818	(17)	218,018	1,913,836	9.73%

*	Indicates beneficial ownership of less than 1%.
**	Age information is as of April 2, 2013.

Notes to Table of Directors, Nominees and Executive Officers:

(1)	Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. The “Number of Shares Owned” in the table above includes executive officers’ reported shares in the 401(k) defined contribution plan, which are voted by the plan trustee and not by the shareholder for whom such shares are listed.

(2)	Mr. Moore’s shares include 40,000 shares of restricted stock that are subject to vesting conditions related to the attainment of earnings goals in calendar year 2015.

(3)	Mr. Briggs’ shares include 1,663 shares held as custodian for his daughter, 1,645 shares held as custodian for his grandchildren, and 41,375 shares held by his spouse.

(4)	Mr. J. Burns’ shares include 9,363 shares held in the Company’s 401(k) defined contribution plan.

(5)	Mr. Crawford’s shares include 6,325 shares held by his spouse and 6,600 shares held jointly with his children.

(6)	Mr. Hudson’s shares include 3,025 shares held by his spouse.

(7)	Mr. Ocheltree’s shares include 10,550 shares held in the Company’s 401(k) defined contribution plan.

(8)	Mr. Phillips’ shares include 1,965 shares held by his spouse and 186 shares that his spouse owns jointly with two of their children.

(9)	Mr. Willis’ shares include 169,737 shares held by his spouse.

(10)	Mr. Credle’s shares include 8,261 shares held in the Company’s 401(k) defined contribution plan.

(11)	Ms. Hollers’ shares include 26,998 shares held in the Company’s 401(k) defined contribution plan and 23,075 shares held by her spouse.

(12)	Mr. Maples’ shares include 7,189 shares held in the Company’s 401(k) defined contribution plan.

(13)	Mr. McLaurin’s shares include 9,219 shares held in the Company’s 401(k) defined contribution plan.

(14)	Mr. Pattterson’s shares include 6,922 shares held in the Company’s 401(k) defined contribution plan.

(15)	Mr. Scott’s shares include 80 shares held in the Company’s 401(k) defined contribution plan.

(16)	Mr. White’s shares include 132 shares held in the Company’s 401(k) defined contribution plan.

(17)	The number of shares held by directors, nominees, and non-director executive officers includes 194,859 shares of the Company’s stock that have been pledged as collateral by these persons for loans received from the Company and other financial institutions, as follows: Mr. Brown – 20,894 shares; Mr. Phillips – 32,976 shares; Ms. Hollers – 5,331 shares; and Mr. Credle – 12,408 shares.

Director Nominees

Daniel T. Blue, Jr., 64, is the managing partner of the law firm Blue Stephens and Fellers LLP, located in Raleigh, North Carolina, where he has been an attorney since 1973. In 1980, Mr. Blue was elected to the North Carolina House of Representatives and was re-elected twelve times. From 1991 – 1995, Mr. Blue was twice elected Speaker of the North Carolina House of Representatives. Mr. Blue currently serves in the North Carolina Senate, representing Wake County. Mr. Blue is the immediate past Chair of the Board of Trustees of Duke University. He is also a member of the Duke University Health System and a former director of Duke University Management Company. Mr. Blue has been a director of the Company and First Bank since 2010.

Mr. Blue has an extensive background in law and public service, and has skills related to executive decision making, as well as oversight, governance and management of large organizations.

Jack D. Briggs, 73, is a funeral director and is president and owner of J. Briggs, Inc., Davidson Funeral Home, Inc., Carter Funeral Home, Inc., and Mountain View of Denton, Inc., and secretary of Piedmont Funeral Home. Mr. Briggs has been in the funeral director business since 1970. Mr. Briggs has been a director of the Company since its formation in 1983 and a director of First Bank since 1976.

Mr. Briggs brings entrepreneurial and business-building skills and experience to the Company, having successfully founded and acquired several businesses. Additionally, as owner and operator of a company, Mr. Briggs has over 43 years of experience overseeing the preparation of financial statements and the review of accounting matters.

David L. Burns, 74, served as President of Z.V. Pate, a Laurel Hill-based holding company for agricultural, timber, restaurant and retail sales interests, with over 1,000 employees, from 1983 until his retirement at the end of 2009. He currently serves as Chair of the Board of Directors of Z.V. Pate and remains active in large farming operations. Mr. Burns has been a director of the Company since 1988 and a director of First Bank since 1992.

During his long tenure as a board member, Mr. Burns has developed knowledge of the Company’s business, history, organization, and executive management that has enhanced his ability as a director. Mr. Burns also brings executive decision making skills and business acumen resulting from his work history with Z.V. Pate. He has also demonstrated his leadership skills with his involvement in numerous professional and civic organizations.

Mary Clara Capel, 54, is a member of senior management as the director of administration at Capel, Incorporated, a rug manufacturer, importer and exporter located in Troy, North Carolina, where she has been employed since 1981, including eleven years in her current position. She is also the owner of a retail business in Chapel Hill, North Carolina. Ms. Capel has been a director of the Company and First Bank since 2005. In March 2012, Ms. Capel was appointed by the governor of North Carolina to serve on the North Carolina Banking Commission to fill a practical banker seat. Ms. Capel is the current chairman of the Board of Directors of the Company.

Ms. Capel brings business executive decision making and oversight skills as a result of her 32 years of experience with a third-generation family business, which has grown from its rug manufacturing operation in Troy, North Carolina to importing and exporting rugs worldwide.

James C. Crawford, III, 56, served on the Board of Directors, including as its Chairman, of Great Pee Dee Bancorp, Inc., a bank holding company headquartered in Cheraw, South Carolina, from 1992 until its acquisition by the Company in April 2008. Mr. Crawford is the retired Chief Executive Officer of B.C. Moore and Sons, Inc., a department store chain. Mr. Crawford has been a director of the Company and First Bank since 2008.

Mr. Crawford brings extensive experience with accounting and finance, as well as oversight and management of multiple businesses.

James G. Hudson, Jr., 73, served as a director and President and Chief Executive Officer of Century Bancorp, Inc., a bank holding company headquartered in Thomasville, North Carolina, at the time of its acquisition by the Company in 2001, having been employed with Century Bancorp since 1972. Mr. Hudson has served as a director of the Company and First Bank since 2001. He was employed as an Executive Vice President of First Bank from 2001 until his retirement in May 2008.

Mr. Hudson has over 40 years of banking experience and brings both financial services and corporate governance perspectives as a result of his work history.

Richard H. Moore, 52, was named as President and Chief Executive Officer of the Company in June 2012. Prior to joining the Company, he served as a managing director of San Diego-based Relational Investors LLC, a Registered Investment Advisor that advises the investment decisions of some of the largest pension funds in the world. Prior to joining Relational Investors, Mr. Moore served two terms as State Treasurer of North Carolina. Mr. Moore also previously served as Chair of the North Carolina State Banking Commission for eight years. Mr. Moore served two terms on the Board of Executives of the New York Stock Exchange and continues to serve on the New York Stock Exchange Regulation board. Mr. Moore was previously an Assistant U.S. Attorney and also practiced corporate, real estate and tax law for many years. Mr. Moore is currently a trustee of Wake Forest University and serves on its Investment Committee. Mr. Moore is also a director of the Durham-based North Carolina Mutual Life Insurance Company. Mr. Moore has been a director of the Company and First Bank since 2010.

Mr. Moore’s career has provided him with extensive financial and accounting experience and gives him keen insight with respect to budget and audit matters, as well as the oversight, governance and management of larger organizations.

George R. Perkins, Jr., 73, is the retired Chief Executive Officer of Frontier Spinning Mills, Inc., a yarn manufacturer located in Sanford, North Carolina. Mr. Perkins served in this role from 1996 until his retirement in 2009. Mr. Perkins has been a director of the Company and First Bank since 1996.

Mr. Perkins brings executive decision making skills and business acumen to the Company as a result of his professional experience in the textile industry.

Thomas F. Phillips, 67, is an automobile dealer and owner of Phillips Ford, located in Carthage, North Carolina. He served as a director of First Savings Bancorp, Inc. from 1985 until its merger with the Company in 2000. Mr. Phillips has served as a director of the Company and First Bank since 2000.

Mr. Phillips brings over 28 years of financial experience gained during his director terms with First Savings Bancorp and the Company. Mr. Phillips has extensive skills in accounting, finance and risk management.

Frederick L. Taylor, II, 43, is President of Troy Lumber Company, located in Troy, North Carolina, where he has been employed since 1992. Mr. Taylor has been a director of the Company and First Bank since 2005.

Mr. Taylor brings business-building skills and experience to the Company. Additionally, Mr. Taylor has experience in overseeing the preparation of financial statements and review of accounting matters.

Virginia Thomasson, 61, is a Certified Public Accountant with the firm Holden, Thomasson, & Longfellow, P.C., located in Southern Pines, North Carolina, where she has been a partner since 1988. She served as a director of First Savings Bancorp, Inc. from 1997 until its merger with the Company in 2000. Ms. Thomasson has served as a director of the Company and First Bank since 2000. Ms. Thomasson has been designated as an “audit committee financial expert” in accordance with SEC regulations.

Ms. Thomasson brings to the Company experience and skills in public accounting and over 15 years of financial industry experience.

Dennis A. Wicker, 60, is a partner in the law firm Nelson Mullins Riley and Scarborough, LLP, located in Raleigh, North Carolina, a position he has held since 2009. From 2008 to 2009, Mr. Wicker was a shareholder and a member of the Executive Committee of the law firm of SZD Wicker, LPA, and from 2001 to 2008 he was a partner in the law firm of Helms, Mullis & Wicker, LLP. Mr. Wicker served as Lieutenant Governor of North Carolina from 1993 to 2001. Mr. Wicker has been a director of the Company and First Bank since 2001. For each of the past five years, Mr. Wicker has also been a director of the following public companies: Coca Cola Bottling Company Consolidated and Air T, Inc.

Mr. Wicker has an extensive background in law and public service and brings to the Company executive decision making, governance and risk assessment skills.

John C. Willis, 70, is a private investor in restaurant and real estate interests. Mr. Willis has been a director of the Company since its formation in 1983 and a director of First Bank since 1980.

During his long tenure as a board member, Mr. Willis has developed knowledge of the Company’s business, history, organization, and executive management that has enhanced his ability as a director.

Executive Officers

In addition to Mr. Moore, the executive officers of the Company and First Bank are as follows:

R. Walton Brown, 60, is an Executive Vice President of the Company and First Bank and has served in those positions since joining the Company in 2003. Mr. Brown was the chairman of the Board of Directors, President, and Chief Executive Officer of Carolina Community Bancshares, Inc., a bank holding company headquartered in Latta, South Carolina, from its inception in 1995 until its acquisition by the Company in January 2003. He served as the president of Carolina Community Bank, the bank subsidiary of Carolina Community Bancshares, and its predecessors from 1979 until January 2003. Mr. Brown served as a director of the Company from 2003 to 2013. Mr. Brown has been a director of First Bank since 2000 and continues to serve in that role.

John F. Burns, 65, is an Executive Vice President of the Company and First Bank and has served in those positions since joining the Company in 2000. Mr. Burns served as a director and President and Chief Executive Officer of First Savings Bancorp, Inc. when First Savings merged with the Company in 2000, having been employed by First Savings since 1972. Mr. Burns served as director of the Company from 2000 until 2013. Mr. Burns has been a director of First Bank since 2000 and continues to serve in that role.

Eric P. Credle, 44, is an Executive Vice President of the Company and First Bank and has served as the Chief Financial Officer of the Company and First Bank since joining the Company in 1997.

Anna G. Hollers, 62, is Chief Operating Officer, Executive Vice President, and Secretary of the Company and First Bank. Ms. Hollers has served as Secretary of the Company and First Bank since 1983, as Executive Vice President of the Company and First Bank since 1994, and was named Chief Operating Officer in 2005. She has been employed by the Company since its formation in 1983 and by First Bank since 1972.

Timothy S. Maples, 52, is an Executive Vice President and Assistant Secretary of the Company and First Bank and Chief Investment Officer of First Bank. He served as Senior Vice President of the Company and First Bank from 2000 to 2010 and has served as Investment Officer of First Bank since joining the Company in 2000. He has served as Assistant Secretary of the Company and First Bank since 2005.

Lee C. McLaurin, 51, is an Executive Vice President of the Company and First Bank and has served as the Controller of the Company and First Bank since joining the Company in 1987. He served as Senior Vice President of the Company and First Bank from 1987 to 2010.

Jerry L. Ocheltree, 53, is the President of First Bank, a position he has held since September 2005. Mr. Ocheltree joined First Bank in 1998, serving as a Senior Vice President – Regional Executive until his election as President. Mr. Ocheltree served as the President and Chief Executive Officer of the Company from 2007 until June 2012 and served as a director of the Company from 2006 until 2013. Mr. Ocheltree has been a director of First Bank since 2005 and continues to serve in that role.

Robert T. Patterson, 47, is an Executive Vice President of First Bank and serves as the Co-Chief Credit Officer of First Bank.  Mr. Patterson has served in this position since April 2012.  Prior to April 2012, Mr. Patterson served as a Senior Vice President in First Bank’s credit administration department beginning in January 2009, after having been a branch officer since joining First Bank in 1997.

Rex M. Scott, 57, is a Senior Vice President of First Bank and serves as the Chief Information Officer of First Bank. Mr. Scott was named Chief Information Officer of First Bank in October 2012 after joining First Bank in October 2011 as an information technology officer. Prior to joining First Bank, Mr. Scott served as the Chief Operating Officer for CapStone Bank, a community bank headquartered in Raleigh, North Carolina.

Edward F. Soccorso, 40, is an Executive Vice President of First Bank and serves as the Co- Chief Credit Officer of First Bank.  Mr. Soccorso joined the Company in 2012.  Prior to joining First Bank, Mr. Soccorso was Director at Piedmont Investment Advisors, LLC where he managed the team dedicated to advising the U.S. Treasury on bank investments made under the Troubled Asset Relief Program (TARP).  Prior to joining Piedmont in 2009, Mr. Soccorso was a Senior Vice President at Four Corners Capital Management, LLC, a Registered Investment Advisor that managed asset backed and fixed income portfolios for institutional investors.

J. Dorson White, Jr., 62, is an Executive Vice President of First Bank and has served as the Chief Retail Banking Officer of First Bank since joining the Company in July 2011. Prior to joining First Bank, Mr. White served as the Chief Operating Officer of East Carolina Bank, a community bank headquartered in Engelhard, North Carolina.

BOARD COMMITTEES AND ATTENDANCE

The Board of Directors has established four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, the Board of Directors may establish other committees from time to time for specific purposes. The following table presents the 2013 membership of the committees that are described below. The chair of each committee is noted with a “(c)”. Following the table is additional information regarding each committee.

	Executive and Loan Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Daniel T. Blue, Jr.	X	X	X	X
Jack D. Briggs	X	X	X	X
David L. Burns	X	X	X	X
Mary Clara Capel	X (c)	X	X (c)	X (c)
James C. Crawford, III	X	X	X	X
James G. Hudson, Jr.	X
Richard H. Moore	X
George R. Perkins, Jr.	X		X	X
Thomas F. Phillips	X	X	X	X
Frederick L. Taylor, II	X	X	X	X
Virginia C. Thomasson	X	X (c)	X	X
Dennis A. Wicker	X
John C. Willis	X	X	X	X

Executive and Loan Committee

The Executive and Loan Committee is authorized, between meetings of the Board of Directors, to perform all duties and exercise all authority of the Board of Directors, except those duties and authorities exclusively reserved to the Board of Directors by the Company’s bylaws or by statute. The Executive and Loan Committee also serves as Loan Committee for First Bank. The Executive and Loan Committee held 12 meetings during 2012.

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditors, and must approve in advance all audit fees and the terms of all non-audit services provided by the independent auditors. The Audit Committee also reviews and presents to the Board of Directors information regarding the effectiveness of the Company’s policies and procedures with respect to auditing, accounting, and internal controls. The Audit Committee also reviews the Company’s financial reporting process on behalf of the Board of Directors. All of the current members of the Audit Committee are independent, as defined by the Nasdaq Stock Market (“NASDAQ”) and the Securities Exchange Act, as well as the Company’s Corporate Governance Guidelines. The Audit Committee held 10 meetings during 2012.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations. The Audit Committee reviews and ratifies its charter on an annual basis. The Audit Committee charter is available on the Company’s website at www.FirstBancorp.com under the tab “Investor Relations – Governance Documents.”

Compensation Committee

Generally, the Compensation Committee is responsible for reviewing the compensation policies and benefit plans of the Company and for making recommendations regarding the compensation of its executive officers. The Compensation Committee also administers the Company’s equity compensation plans. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees. Each of the current members of this committee are independent under the rules and regulations of NASDAQ. The Compensation Committee held six meetings during 2012. The Compensation Committee operates under a charter that has been approved by the Board of Directors. The Compensation Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.FirstBancorp.com under the tab “Investor Relations – Governance Documents.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for i) identifying qualified individuals to become Board members, ii) determining the composition of the Board and its committees, and iii) developing and implementing the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee will consider shareholder nominees for Board membership. Any shareholder wishing to nominate a candidate for director must follow the procedures described in the section “Nominations For Director” above. The section below entitled “Corporate Governance Policies and Practices - Director Nomination Process” describes the process utilized by the Nominating and Corporate Governance Committee for identifying and evaluating candidates to be nominated as directors. The Nominating and Corporate Governance Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.FirstBancorp.com under the tab “Investor Relations – Governance Documents.” Each of the current members of this committee are independent as defined by NASDAQ rules and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee held three meetings during 2012.

Attendance

The Board of Directors held 19 meetings during 2012. All of the directors and nominees for re-election attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees described above on which they served during the period they were directors and members of such committees.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Company has developed, and operates under, corporate governance principles and practices that are designed to maximize long-term shareholder value, align the interests of the board and management with those of the Company’s shareholders, and promote the highest ethical conduct among the Company’s directors and employees. Highlights of the Company’s corporate governance policies, practices and procedures are described below.

Director Independence

The Board of Directors believes that a substantial majority of the board should consist of directors who are independent under rules set forth by NASDAQ and as defined in our Corporate Governance Guidelines. The Board of Directors makes an annual determination regarding the independence of each of the Company’s directors. The Board last made these determinations for each member of the board in March 2013, based on the review of director questionnaires designed to elicit information regarding independence. The Board has determined that 12 of its 17 current directors are independent as contemplated by NASDAQ. The five individuals who are not independent are Mr. Brown, Mr. J. Burns, Mr. Moore, Mr. Ocheltree, and Mr. Wicker. Mr. Brown, Mr. J. Burns, Mr. Moore and Mr. Ocheltree are not independent because they are current employees of the Company. Mr. Wicker is not considered independent due to payments made by the Company to a family member during 2011 and 2012.

Annual Director Re-Election

Since the Company’s inception, its bylaws have required that directors must stand for re-election to the Board of Directors at each annual shareholders’ meeting. The Board of Directors believes that this policy makes it easier for shareholders to hold directors more directly accountable for corporate performance compared to the staggered-board structure in use at many public companies, which permits directors to hold their positions for several years.

Separation of the Offices of Chairman and Chief Executive Officer

The Board of Directors believes that one of its main purposes is to protect shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer. Although not required by the Company’s bylaws, the Board of Directors has historically believed, and continues to believe, that this objective is facilitated by having an independent director serve as Chairman, thereby separating the offices of Chairman of the Board of Directors and Chief Executive Officer. The Chairman of the Board is responsible for approving meeting schedules and agendas, as well as acting as a liaison between the Chief Executive Officer and the independent directors.

The Board’s Role in Risk Oversight

The Board of Directors believes that each member in his or her fiduciary capacity has a responsibility to monitor and manage risks faced by the Company. At a minimum, this requires the members of our Board of Directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board of Directors and the Audit Committee through its review of the Company’s compliance with regulations set forth by its regulatory authorities, including the FDIC, and recommendations contained in regulatory examinations.

Because we believe risk oversight is a responsibility for each member of the Board of Directors, we do not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each of our committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the Board of Directors on its findings. For example, the Audit Committee regularly monitors the Company’s exposure to fraud and internal control risk. Our Compensation Committee’s role in monitoring the risks related to our compensation structure is discussed in further detail below. See “Compensation Committee Report” on page 26.

Executive Sessions

The Board of Directors has adopted a resolution requiring that the independent directors of the Company meet at least twice a year in executive session with no non-independent directors or employees of the Company present. At these meetings, the independent directors discuss strategic or other key issues regarding the Company. Two of these executive sessions were held in 2012.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the individuals for nomination as members of the Board. The goal of the Nominating and Corporate Governance Committee is to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Nominating and Corporate Governance Committee considers the needs of the Board and the Company in light of the current mix of director skills and attributes. In addition to requiring that each director possess the highest integrity and character, the Nominating and Corporate Governance Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s familiarity with the Company’s geographic market area, independence as defined by the various regulatory authorities, business experience, accounting and financial expertise, diversity, and awareness of the Company’s responsibilities to its customers, employees, regulatory bodies, and the communities in which it operates. The Nominating and Corporate Governance Committee also takes into consideration the Board’s established policies relating to the Board’s retirement policy and the ability of directors to devote adequate time to Board and committee matters. When the Nominating and Corporate Governance Committee is considering current Board members for nomination for re-election, the Committee also considers prior Board contributions and performance, as well as meeting attendance records.

The Nominating and Corporate Governance Committee does not have any formal guidelines regarding how it should consider diversity in identifying nominees for director. However, the Committee values the diversity on our current board and is generally cognizant of the benefits of a diverse board.

The Nominating and Corporate Governance Committee may seek the input of the other members of the Board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past. The Nominating and Corporate Governance Committee also will consider recommendations by Company shareholders of qualified director candidates for possible nomination to the Board. Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary at 341 North Main Street, Troy, North Carolina 27371. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all nominees, including those recommended by shareholders.

In addition, the Company’s bylaws contain specific conditions under which persons may be nominated directly by shareholders as directors at an annual meeting of shareholders. The provisions include the condition that shareholders comply with the advance notice time-frame requirements described under the section entitled “Nominations for Director” above.

Stock Ownership Requirements

The Company’s Board of Directors has adopted a common stock ownership policy for members of the Board. This policy requires that any candidate for the Board must either own, or commit to acquire, common stock of the Company with a monetary value of at least $50,000. Newly elected directors have one year from the date of their election to acquire the necessary stock. Once the $50,000 ownership requirement is met, the Board member is deemed to have satisfied this requirement even if subsequent decreases in the Company’s stock price cause the value of the member’s holdings to fall below $50,000. All directors are currently in compliance with this policy. The Board believes that this stock ownership policy substantially enhances shareholder value by materially aligning the Board’s interests with those of the shareholders.

Mandatory Retirement

The Company’s bylaws state that no individual may be elected to, or may serve on, the Board of Directors any time after his or her 75th birthday, except that if a director is elected to the Board prior to his or her 75th birthday and reaches the age of 75 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire. The bylaws allow for the Board to make exceptions to this limitation in connection with mergers or acquisitions. The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

Communications with Directors

The Board of Directors believes that it is important that a direct and open line of communication exist between the Board and the shareholders and other interested parties. Any shareholder or other interested party who desires to contact one or more of the Company’s directors may send a letter to the following address:

First Bancorp Board of Directors

PO Box 417

Troy, North Carolina 27371

In addition, any shareholder or other interested party who has any concerns or complaints relating to accounting, internal controls or auditing matters may contact the Audit Committee by writing to the following address:

First Bancorp Audit Committee

PO Box 417

Troy, North Carolina 27371

All such communications will be forwarded to the appropriate party as soon as practicable without being screened.

Annual Meeting Policy

Directors are expected to attend the Company’s annual meeting of shareholders. All members of the 2012 Board attended the Company’s 2012 annual meeting of shareholders.

Cumulative Voting

The Company’s bylaws provide for the availability of “cumulative voting” in the election of directors. Under cumulative voting, each shareholder calculates the number of votes available to such shareholder by multiplying the number of votes to which his or her shares are normally entitled by the number of directors for whom the shareholder is entitled to vote. The shareholder can then cast the sum for a single candidate or can distribute it in any manner among any number of candidates. For example, if 13 directors are to be elected, a shareholder who owns 1,000 shares will have 13,000 votes. This shareholder can cast all of these votes for one candidate, or 1,000 for 13 candidates, or 2,166 for each of six candidates, or any other mathematically possible combination.

The purpose of cumulative voting is to preserve the right of minority shareholders, or a group of shareholders acting together, to obtain representation on the Board of Directors that is roughly proportional to their ownership interest in the corporation. The Company’s Board of Directors believes that the minority representation guaranteed by cumulative voting is an appropriate feature of corporate democracy and is not likely to cause harmful factionalism on the board.

Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s Articles of Incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively. See the third paragraph under “Proposal 1- Election of Directors” above for additional information regarding cumulative voting.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to the Company’s directors and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code includes guidelines relating to ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code of Ethics. The Code of Ethics is available on the Company’s website at www.FirstBancorp.com under the tab “Investor Relations-Governance Documents.” Any amendments or waivers to the Code of Ethics will be disclosed in the same location on the Company’s website.

The nominees who receive the highest number of votes cast, up to the number of directors to be elected, shall be elected as directors. The Board of Directors recommends that shareholders vote “FOR” the proposal to elect the 13 nominees as directors. Unless indicated to the contrary, proxies will be voted “FOR” the 13 nominees listed above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss our compensation program as it pertains to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers in 2012 (NEOs). As discussed below, the compensation policies relating to our current Chief Executive Officer, who joined our company in June 2012, are discussed separately in cases where they differ materially from those for our other four named executive officers (Other NEOs, which include Mr. Ocheltree, who served as Chief Executive Officer until June 2012). Our discussion focuses on compensation and practices relating to 2012, our most recently completed fiscal year.

Structure and Role of the Compensation Committee

The Compensation Committee of our Board of Directors consists entirely of independent directors. It operates under a written charter that the board has adopted.

The Compensation Committee is primarily responsible for the following:

•	reviewing the Company’s overall compensation practices as they relate to the Company’s risks;
•	reviewing the performance of our chief executive officer, or CEO;
•	determining, or recommending to the Board for its determination, the CEO’s compensation, including salary, bonus, incentive and equity compensation
•	reviewing and approving the CEO’s recommendations about the compensation of our other executive officers;
•	recommending to the board the performance targets for our annual incentive bonus plan;
•	periodically reviewing our equity-based and other incentive plans and recommending any revisions to the board of directors;
•	recommending to the board any discretionary 401(k) contributions;
•	recommending director compensation to the board;
•	approving any equity compensation grants;
•	approving employment or other agreements with the Company’s executive officers; and
•	reviewing the Company’s compliance with legal and regulatory requirements related to compensation arrangements or practices.

Compensation Philosophy and Objectives

The objectives of our executive compensation programs are:

•	fairly compensating executives for their efforts;
•	attracting and retaining quality executive leadership;
•	rewarding the achievement of annual corporate performance targets; and
•	aligning officers’ long-term interests with those of our shareholders.

The committee’s general philosophy is that we should compensate our executive officers at approximately the same average level as corresponding officers at similarly situated peer financial service companies. While that is our general philosophy, we may position a base salary in the upper quartile of the market due to experience, performance, or competitive situations. Also, we provide incentives that may result in compensation reaching the upper quartile of the market when performance exceeds targets.

Because the committee bases its compensation decisions on the objectives and philosophy described above, it does not take into account an individual’s net worth or the wealth the individual has accumulated from prior compensation.

Competitive Positioning

Periodically, the committee engages outside compensation consultants to evaluate whether our compensation practices are consistent with meeting our objectives. In these engagements, the outside consultant typically compares our compensation practices and compensation levels to those of a peer group of similarly situated financial service companies. The consultant then provides the committee with analysis and recommendations. See additional discussion below.

Executive Compensation Program Overview

The five primary components of our executive compensation program are:

•	Base salary
•	Annual cash incentives
•	Equity grants
•	Benefits
•	Post-termination compensation

In the information that follows, we discuss the compensation of our Chief Executive Officer and then we discuss the compensation of our Other NEOs.

Compensation of Richard H. Moore, Chief Executive Officer

On May 25, 2012, Richard H. Moore was named by the board of directors to replace Jerry L. Ocheltree as President and Chief Executive Officer of the Company effective June 11, 2012. Mr. Moore had been a director of the Company since 2010. Upon his hiring, Mr. Moore and the Compensation Committee agreed that the Company would temporarily pay Mr. Moore a salary of $40,000 per month, plus reimbursement of expenses, until a formal employment agreement was negotiated. It was also agreed that Mr. Moore would continue to be employed by another company until the employment agreement was executed and Mr. Moore could arrange an orderly transition for his other employer. From June to August 2012, the Compensation Committee met three times with Blanchard Consulting Group in order to review and study possible compensation arrangements for Mr. Moore. As part of the review, Blanchard Consulting Group prepared a peer analysis using the same 25 peer bank holding companies noted on page 19. This review included salary levels, annual bonus structures, and long term incentive compensation practices at the peer banks.

Based on the review of the aforementioned analysis and discussions with Mr. Moore, the following terms were negotiated as part of Mr. Moore’s employment agreement:

Base Salary - Mr. Moore’s initial annual base salary was set at $475,000, which Blanchard Consulting Group concluded was slightly below the estimated average of the peer group. As an offset to the below-market salary and as an inducement to Mr. Moore to enter into an employment agreement with the Company and resign from his other employment, it was agreed that Mr. Moore would have the opportunity to earn annual bonuses and long-term incentive compensation at levels at, or above, the peer group if the Company achieved significantly improved performance.

Annual Incentive Plan – Annually, beginning January 1, 2013, Mr. Moore has the opportunity to earn an annual bonus with a value of between $150,000 and $600,000 based on the Company’s attainment of an annual earnings goal established by the Committee for that year (discussed below). This equates to between 32% and 126% of Mr. Moore’s current annual salary of $475,000. Based on their review of an analysis provided by Blanchard Consulting Group, the Committee concluded that the annual incentive bonus percentages were in approximately the 75th percentile when compared to the peer group, which, as noted above, was contemplated when determining Mr. Moore’s base salary.

Any bonus earned is paid 50% in cash and 50% in restricted stock, with the stock vesting in one-third increments at each of the following three year ends. If the actual earnings for a year are at the “Threshold” level, Mr. Moore will earn a bonus with a value of $150,000; if they are at the “Target” level, he will earn a bonus with a value of $300,000; and if they are at the “Maximum” level, he will earn a bonus with a value of $600,000. The amount payable where performance is greater than Threshold but less than Target or greater than Target but less than Maximum are to be determined on the basis of straight line interpolation between points. The payment of the bonus is conditioned on the Company having achieved a satisfactory regulatory review as of such date as determined by the board of directors.

As noted above, the bonus is based on the Company’s attainment of an earnings goal. The earnings goal for 2013 has been defined by the Compensation Committee to be measured in a manner consistent with generally accepted accounting principles, except that it excludes certain items of income and expense that are volatile, unpredictable and generally relate to actions taken by the Company that occurred prior to Mr. Moore’s employment and are almost entirely out of his control. Accordingly, loan discount accretion related to two-failed bank transactions, provisions for loan losses, securities gains/losses, foreclosed property write-downs, indemnification asset income/expense and other gains/losses are all excluded from the measurement. For 2013, the Compensation Committee established a threshold goal that the Compensation Committee believed was an appropriate estimate of earnings (as adjusted) for 2013. The target goal was set at a level 10% higher than the threshold and the maximum goal represented an additional 10% improvement over the target goal.

Long-Term Incentive Compensation – Mr. Moore was granted 75,000 options to buy Company stock at an exercise price of $9.76 per share, which was the price of the Company’s common stock on the date of grant, and 40,000 shares of restricted stock of the Company. The 75,000 options will vest on December 31, 2014 if the Company achieves an earnings goal in 2014 (calculated the same as described above), which the Committee estimated would be a 30% improvement from the Company’s approximate level of performance at the time the award was granted. The 40,000 shares of restricted stock will vest on December 31, 2015 if the Company achieves an earnings goal in 2015 (calculated the same as described above) that would be a 50% improvement from the approximate level of performance at the time the award was granted. Assuming the awards vest, the option grant was estimated to have a value of approximately $274,000, which was approximately 58% of Mr. Moore’s base salary, while the restricted stock grant was valued at $394,000, or approximately 83% of base salary. The Compensation Committee determined that the value of the awards was at or near the top of the range compared to summary database statistics provided by Blanchard Consulting Group for banks across the nation with between $1-$5 billion in assets as it relates to long-term incentive plan opportunity levels. The database statistics were used instead of the peer group listed on page 19 because it was believed by Blanchard Consulting Group to have more complete data for incentive-based long-term equity compensation grants. Based on the below market base salary accepted by Mr. Moore and the fact that the Compensation Committee believed that the earnings targets were very challenging, the Compensation Committee determined these elements of long-term incentive compensation to be appropriate.

In addition to the financial terms discussed above, other provisions of Mr. Moore’s employment agreement include the following:

•	One year term, automatically renews unless either party gives written notice of non-renewal.
•	Mr. Moore is entitled to participate in Company benefit plans made available to other employees – see discussion of these benefits in the “Other NEO” compensation discussion below.
•	Reimbursement of the costs of participation in the North Carolina State Health Plan.
•	Upon termination upon the occurrence of certain adverse conditions for Mr. Moore within twelve months of a change in control, Mr. Moore would be entitled to two times his base salary, continuation of health insurance reimbursements for twelve months, and his long term incentive compensation awards vest in full.
•	In the event Mr. Moore is terminated by the Company without cause, Mr. Moore’s long term incentive compensation awards vest in full.
•	For twelve months following termination of employment, Mr. Moore is subject to non-competition and non-solicitation obligations.

The Company and Mr. Moore executed an employment agreement on the above terms on August 28, 2012 and the Company compensated Mr. Moore in accordance with the agreement for the remainder of 2012, except that the Compensation Committee granted Mr. Moore a discretionary bonus of $300,000 for the year, which was paid to Mr. Moore in March 2013. The Compensation Committee granted Mr. Moore this bonus primarily in recognition of his efforts in the Company’s capital raise that occurred in December 2012 and the Company’s loan sale, which was substantially completed during that same period and became final on January 23, 2013.

Mr. Moore’s base salary remains at $475,000 for 2013.

Except as otherwise described, the following section discusses the compensation of our Other NEOs.

1.	Base Salary

We pay each officer a base salary because it provides a minimum level of compensation and is necessary for recruitment and retention. The Compensation Committee intends that our Other NEOs’ base salaries will provide them with a competitive baseline level of compensation based on their individual experience, performance and scope of responsibility. An important aspect of base salary is the ability of the Compensation Committee, the board and the CEO (in the case of other officers’ salaries) to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.

Base salary levels are also important because we generally tie the amount of incentive compensation and retirement benefits to an officer’s base salary. For example, awards under our annual bonus plan, the Annual Incentive Plan, are denominated as a percentage of base salary.

In order to set salaries for our Other NEOs in 2012, the Compensation Committee engaged Blanchard Consulting Group to provide analysis and recommendations. In November and December 2011, Blanchard Consulting Group presented the committee with its findings, which it based on a study of 2010 proxy data (the most recent data then available).

The Blanchard Consulting Group analysis compared the compensation of our NEOs to a representative sample of 25 publicly traded financial institutions that were comparable to the Company in either location and asset size or in performance measures. This peer group consisted of the following companies:

•	Ameris Bancorp	•	Home Bancshares, Inc.
•	BancTrust Financial Group, Inc.	•	Pinnacle Financial Partners, Inc.
•	Bank of the Ozarks, Inc.	•	Renasant Corporation
•	BNC Bancorp	•	Republic Bancorp
•	Capital City Bank Group, Inc.	•	SCBT Financial Corporation
•	Cardinal Financial Corporation	•	Simmons First National Corp
•	Carter Bank & Trust	•	State Bank Financial Corporation
•	CenterState Banks, Inc.	•	StellarOne Corporation
•	City Holding Company	•	TowneBank
•	Community Trust Bancorp, Inc.	•	Union First Market Bankshares Corp.
•	Fidelity Southern Corporation	•	Virginia Commerce Bancorp, Inc.
•	First Community Bancshares, Inc.	•	Yadkin Valley Financial Corporation
•	First Financial Holdings, Inc.

The Blanchard Consulting Group analysis indicated that the Company’s performance measures ranked within a wide range of percentiles compared to the peer group, with certain performance measures near or above the 75th percentile and other performance measures being near or below the 25th percentile. Overall, Blanchard Consulting Group concluded that the Company’s performance was comparable to that of its peers. This same analysis indicated that the salaries paid to our NEO’s were generally comparable to the 75th percentile of peers. The Compensation Committee discussed that in recent years, it had targeted NEO salaries to be in the 50th to 75th percentile compared to peers. Based on its review of the Blanchard Consulting Group analysis, the Compensation Committee concluded that the Other NEO salaries were at the top of the range they had targeted, and accordingly, the Compensation Committee concluded that NEO salaries would remain the same in 2012 as they were in 2011.

In setting salaries for 2013, the Compensation Committee decided that salaries for our Other NEOs would remain the same in 2013 as they were in 2012 for the following reasons:

•	The Company’s net loss in 2012.
•	Based on the prior year analysis performed by Blanchard Consulting Group, the base salaries for the Other NEOs had been at the top of the range that the Compensation Committee had targeted and that it would be appropriate to keep them unchanged for another year.

The following table presents the salaries of our Other NEOs during 2012, with those same salaries also being applicable to 2013:

Named Executive Officer	Salary for 2012 and 2013 ($)
Jerry L. Ocheltree	511,704
Anna G. Hollers	325,029
Eric P. Credle	283,868
John F. Burns	224,100

2.	Annual Cash Incentive

The committee designed our Annual Incentive Plan to provide our Other NEOs with the opportunity to earn an annual cash bonus of 35% to 50% of their base salary if we achieved targeted levels of financial performance, with the opportunity for each officer to earn up to twice the target percentage if certain goals were met. The Compensation Committee and the board believe that a meaningful, but not overwhelming, amount of each of our Other NEO’s annual direct compensation should be tied to achieving corporate performance targets. The Compensation Committee believes this structure reflects a proper balance of direct compensation that provides our officers with a baseline level of financial stability (in the form of base salary), while also providing an appropriate incentive for achieving annual targets that drive our corporate performance.

Our Annual Incentive Plan pays cash bonuses within the first 75 days of each year based on corporate performance in the preceding fiscal year. Each participant’s total possible bonus is based on a target bonus percentage set for each participant. The plan uses multiple performance measures to determine the amount of each participant’s total bonus. The board assigns a weight to each performance measure, with the sum of the weights equal to 100%. The weight is the percentage of each participant’s total bonus that will be based on that particular performance measure. The board also sets threshold, target and maximum performance levels for each measure. If we do not achieve the threshold performance level, participants earn no bonus for that measure. Participants earn 50% of their target bonus for the measure if we meet the threshold level, 100% if we meet the target level and 200% if we achieve the maximum level. Bonuses are directly proportional to performance between any of these set points. Thus, an officer’s bonus amount could range from 0% to 200% of the officer’s target bonus percentage.

Prior to 2012, the Compensation Committee recommended, and the board approved, the following target bonuses for our Other NEOs. In order to determine each officer’s cash bonus, the percentage listed below is multiplied by the officer’s base salary, which is then multiplied by the sum of the performance percentages earned that are described above. Based on the challenging economic conditions facing the banking industry and the Company’s low levels of expected profitability in 2012 compared to prior years, the Compensation Committee decided early in 2012 that every participant’s target bonus percentage would be reduced to one-third of its established level. Accordingly, each NEO’s target bonus was reduced as reflected in the table below.

Named Executive Officer	Target Bonus Percentage - Initial	Target Bonus Percentage - Reduced
Jerry L. Ocheltree	50%	16.7%
Anna G. Hollers	40%	13.3%
Eric P. Credle	40%	13.3%
John F. Burns	25%	8.3%

The Compensation Committee recommended to the board that the 2012 performance goals and weightings for the Company’s officers (other than those classified as regional or branch officers) would be as follows:

	Measurement	Threshold	Target	Maximum	Weight
1	Diluted Earnings Per Share	80% of Budget	Budget	200% of Budget	25%
2	Total Stock Return	40th Percentile of Peer	50th Percentile of Peer	100th Percentile of Peer	25%
3	Nonperforming Assets to Total Assets	4.30%	3.50%	2.00%	20%
4	Loan Growth (noncovered)	1.00%	4.00%	8.00%	15%
5	Core Deposit Growth	1.00%	4.00%	8.00%	15%
					100%

The reasons that we selected each of the above goals are as follows:

1)	Diluted Earnings Per Share – A direct profitability measure.
2)	Total Stock Return – Aligns bonuses earned by our officers with stock appreciation realized by our shareholders.
3)	Nonperforming Assets to Total Assets (noncovered) – Asset quality has a significant impact on the safety and profitability of the Company.
4)	Loan Growth (noncovered) – Impacts the profitability of the Company.
5)	Core Deposit Growth – Funds future growth and impacts the profitability of the Company

The term “noncovered” noted above means that we exclude from the calculation assets assumed in two failed-bank acquisitions that are covered by loss-share agreements with the FDIC. We believed it was appropriate to exclude those assets from the measurement criteria due to their unique characteristics.

In addition to the goals noted above, the Compensation Committee also set two triggers that the Company had to meet for any of the above-described bonuses to be paid. In other words, if the Company did not achieve both triggers, no bonuses would be paid to our Other NEOs no matter what the results were for the five goals noted above. The two triggers were:

•	The Compensation Committee’s conclusion that the results of the annual safety and soundness exam performed by regulatory authorities were satisfactory.
•	The Company’s diluted earnings per share must exceed $0.32, which was the amount of dividends the Company expected to pay to its common shareholders.

Our actual results for 2012 resulted in the Company achieving at least the “Threshold” level of performance for three of the five goals – nonperforming assets to total assets, loan growth and core deposit growth. However, the Company did not meet the diluted earnings per share trigger of $0.32 and therefore, no bonuses were paid to our Other NEOs under the Annual Incentive Plan.

Although no bonus payments were made under the Annual Incentive Plan for 2012, the Compensation Committee granted Mr. Credle a discretionary bonus of $40,000 primarily in recognition of his efforts in the Company’s capital raise that occurred in December 2012 and the Company’s loan sale, which was substantially completed during that same period and became final on January 23, 2013.

3.	Equity Grants

As previously discussed, during 2012 we made equity grants to our Chief Executive Officer.

Due to restrictions imposed as a result of our participation in the United States Treasury Department’s Capital Purchase Program (CPP), Mr. Ocheltree, Ms. Hollers and Mr. Credle were ineligible to be paid cash bonuses that would have otherwise been paid in early 2012 related to 2011 performance under the annual cash incentive bonus plan discussed above. Mr. Moore was not an employee of the Company at that time and Mr. Burns was not subject to the restrictions. Cash bonuses related to 2011 performance for those officers who were not restricted from receiving a cash bonus were approved by the Compensation Committee at a meeting held in February 2012. At that same meeting, we analyzed how much our three NEOs who were ineligible to participate in the Annual Incentive Plan would have received had they been participants and used that as a basis to make equity grants.

The following table shows the thresholds, targets, and maximums for each goal under the Annual Incentive Plan, along with the actual results for 2011 and the performance percentages that resulted from the actual results. As previously discussed, the earnings per share goal was weighted at 50% and the other two goals were assigned a weight of 25% each.

Performance Goal	Threshold	Target	Maximum	Actual for 2011	Performance Percentage
Earnings per share - basic	$ 0.73	$ 0.83	$ 1.66	$ 0.44	0.0%
Core deposit growth	4%	7%	18%	4.93%	16.4%
Efficiency ratio	62.85%	58.02%	49.42%	60.08%	19.7%
Total payout percentage					36.1%

As shown above, the total payout percentage according to the terms of the Annual Incentive Plan was 36.1%. Accordingly, the following table illustrates how each officer’s incentive bonus for 2011 would have been calculated, had each NEO been eligible to participate in the Annual Incentive Plan:

Named Executive Officer	(A) 2011 Salary ($)	(B) Target Bonus Percentage – Reduced (1)	(C) Performance Percentage	(A times B times C) Amount of Incentive Plan Compensation ($)
Jerry L. Ocheltree	511,704	16.7%	36.1%	30,765
Anna G. Hollers	325,029	13.3%	36.1%	15,629
Eric P. Credle	283,868	13.3%	36.1%	13,645

(1) As previously discussed, due to challenging economic conditions facing the banking industry and the Company’s low levels of expected profitability in 2011 compared to prior years, the Compensation Committee decided early in 2011 that every officer’s target bonus percentage would be reduced to one-third of its established level. See pages 19 and 20 for additional discussion.

Based on this review, we decided to award these three NEOs restricted stock with a value that was equal to the amounts shown above based upon the Company’s closing stock price on February 23, 2012. Our Company’s closing stock price on February 23, 2012 was $10.96 and accordingly the following number of restricted shares were granted: Mr. Ocheltree – 2,807, Ms. Hollers- 1,426 , Mr. Credle – 1,245. These awards were granted in amounts and terms that were permitted by applicable regulations for companies participating in the CPP.

4.	Benefits

We provide a competitive benefits program for our NEOs, including our Chief Executive Officer. We provide these benefits in order to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their executive officers.

The following table lists our current benefit programs and shows, for each, the employees eligible for each benefit:

Benefit Plan	Named Executive Officers	Certain Managers and Individual Contributors	All Full-Time Employees
Supplemental Executive Retirement Plan	(1)	X
Perquisites	X	X
401(k) Plan	X	X	X
Defined Benefit Pension Plan	(2)	(2)	(2)
Health Insurance	X	X	X
Life Insurance (3)	X	X	X
Bank-Owned Life Insurance (4)	(4)	X
Disability Insurance	X	X	X

(1) Our Chief Executive Officer is not a participant in the Supplemental Executive Retirement Plan, which is discussed below. Our Other NEOs are participants. We froze the benefits of our Supplemental Executive Retirement Plan as of December 31, 2012 for all participants.

(2) Our defined benefit pension plan covers all full-time employees hired on or before June 11, 2009. This plan was frozen as of December 31, 2012 for all participants, which means that no further benefits will be earned by participants. As discussed below, we also froze the benefits of our Supplemental Executive Retirement Plan as of that same date.

(3) The Company provides life insurance for each of its employees amounting to two times the employees’ salary, subject to a cap of $300,000.

(4) In 2012, the Company purchased single-premium bank-owned life insurance policies that insure the lives of approximately 25 officers of the Company. For participating employees, life insurance benefits are two times the employee’s salary with no cap. In the event of death, all proceeds from the life insurance that exceed two times the employee’s salary are payable to the Company. These policies were purchased prior to Mr. Moore joining the Company, and thus he is not currently a participant in this benefit.

Supplemental Executive Retirement Plan

We sponsor a supplemental executive retirement plan, or SERP, for the benefit of certain members of our senior management, including each of our Other NEOs (our Chief Executive Officer is not a participant). The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan. The SERP generally provides participants with an annual benefit at retirement equal to 3% of final average compensation multiplied by years of service, up to a maximum of 60% of final average compensation. The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary Social Security benefit.

We set the benefits payable under the SERP in 1993 at the inception of the plan, in consultation with an employee benefits consultant who assisted us with plan design. At that time, the employee benefits consultant provided peer information and gave his expert opinion that the benefits payable under this plan were reasonable and would further our objectives of attracting and retaining senior management executives.

During 2012, we decided that we wanted to offer a uniform set of retirement benefits that would be applicable to all employees and not just those that were hired after June 11, 2009 or those that had achieved a certain level within the Company. Accordingly, effective December 31, 2012, in addition to freezing the qualified defined benefit pension plan (as noted above), we also froze our SERP, which means that the participants of that plan will not earn future benefits under the plan.

Perquisites

We provide only very limited perquisites. During 2012, the only perquisites provided to any of the NEOs were as follows:

•	We paid country club dues amounting to $13,155 on behalf of Mr. Ocheltree. Mr. Ocheltree used the country clubs exclusively for business purposes.
•	We paid civic club dues amounting to $580 on behalf of Mr. Credle.
•	We have a home loan program that all of our employees are eligible to participate in that allows employees to borrow money for a loan on their primary residence, subject to our normal credit underwriting standards, at an interest rate that is 1% less than the interest rate offered to non-employees. The estimated benefit of this program to our NEOs in 2012 was as follows: Mr. Moore - $0, Mr. Ocheltree - $7,780, Ms. Hollers - $0, Mr. Credle - $0, and Mr. Burns - $0.

5.	Post-Termination Compensation

Accelerated Vesting

Our current equity plan and the SERP have change in control provisions that automatically vest all participants in the benefits of each plan in the event of a change in the control of our Company. We believe that other companies with which we compete for executive talent provide a similar acceleration benefit, and that these provisions therefore assist us in attracting and retaining talent.

Employment Agreements

The employment agreement with our Chief Executive Officer has been previously described. See “Compensation of Richard H. Moore, Chief Executive Officer” above.

Each of our Other NEOs has a three-year employment agreement that automatically renews for a new three year term on each anniversary date unless either party gives written notice of non-renewal. During 2012, we provided written notice to each of our Other NEOs that their employment agreements would not automatically renew on their next anniversary date. We made this decision because we concluded that it had been many years since the employment agreements had been entered into, and we wanted an opportunity to review the terms of the agreements and make any adjustments needed to align them with current market conditions. We are in the process of this review. Because of the notification provided, our Other NEOs employment agreements will expire in January 2015 for Mr. Ocheltree, in August 2014 for Ms. Hollers and Mr. Credle and in September 2014 for Mr. Burns.

Each of these agreements provides for the payment of certain severance benefits to the officer upon termination of employment in certain circumstances, including following a change in the control of our company. For more information about these benefits, see the section below captioned “Executive Compensation – Potential Payments Upon Termination.” Each agreement also contains non-competition and confidentiality covenants that protect our company if the officer leaves.

The original objectives of the Other NEO employment agreements were as follows:

•	The multi-year term helps us attract and retain talented executive officers.
•	The non-competition covenant protects us by preventing an officer from leaving our company and immediately joining a competitor, which would likely result in the officer taking business away from us.
•	The confidentiality covenant protects us by preventing an officer from disclosing trade secrets or confidential information regarding our company or our customers for two years after the officer leaves his or her employment with the company.
•	The change-in-control severance payment provision benefits us by minimizing the uncertainty and distraction caused by the current climate of bank acquisitions, and by allowing our executive officers to focus on performance by providing transition assistance in the event of a change in control.

The Compensation Committee and the board believe the amount of the severance benefits potentially payable to each Other NEO under these agreements is reasonable and consistent with industry standards.

The above discussion described the five primary components of our executive compensation program. The following section describes other guidelines and procedures affecting executive compensation.

Other Guidelines and Procedures Affecting Executive Compensation

Stock Option Grants

When we approve a stock option grant, we set a date in the future as the measurement date for the exercise price of the stock option. We do not “back-date” stock option grants. We do not have a policy or practice of making stock option grants during periods in which there is material non-public information about our Company.

Tax Considerations

It has been and continues to be our intent that all incentive payments be deductible unless maintaining deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. At this time, essentially all compensation we have paid to the NEOs is deductible under the federal tax code, except for income realized from exercise of incentive stock options by some NEOs.

Share Ownership Guidelines for Named Executive Officers

We do not require our NEOs to own any minimum amount of our common stock. However, we are currently considering such a policy.

Consideration of Prior-Year Shareholder Advisory Vote

At the 2012 annual meeting of shareholders, on the proposal approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in the proxy statement for that annual meeting, 95 percent of the votes cast were cast in favor of the proposal. The Compensation Committee considered this high level of support as providing confirmation that the shareholders support our compensation policies and decisions for our named executive officers, and determined that its approach to the 2013 compensation policies and decisions would remain generally consistent with the approach in 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of First Bancorp has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on its review and discussion, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in First Bancorp’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

The Compensation Committee has conducted a risk-based assessment of the Company’s compensation plans, policies and practices to determine whether such plans, policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Based on this assessment, the Compensation Committee has concluded that the Company’s compensation plans, policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Compensation Committee evaluated the Company’s compensation plans and programs to determine their propensity to cause undue risk taking by employees, including senior executive officers, relative to the level of risk associated with the Company’s business model and operations. The Compensation Committee believes that the Company does not use highly leveraged short-term incentives that encourage high risk behavior at the expense or detriment of long-term value and which are reasonably likely to create a material adverse effect. The Compensation Committee completed its assessment in 2012 as part of its obligation to oversee the compensation risk assessment process for the Company.

Submitted by the Compensation Committee of First Bancorp’s board of directors.

Jack D. Briggs	Thomas F. Phillips
David L. Burns	Frederick L. Taylor II
Mary Clara Capel - Chairman	Virginia C. Thomasson
James C. Crawford, III	John C. Willis
George R. Perkins, Jr.

Summary Compensation Table

The following table shows the compensation we paid in each of the last three fiscal years to the NEOs.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compens- ation ($) (7)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard H. Moore (1)	2012	267,256	300,000	—	—	—	—	41,357	608,613
President and Chief
Executive Officer

Jerry L. Ocheltree (2)	2012	511,704	—	30,765	—	—	118,000	54,677	715,146
President of First Bank	2011	511,704	—	32,453	—	—	373,000	55,700	972,857
	2010	496,800	—	—	—	—	192,000	59,029	747,829

Anna G. Hollers	2012	325,029	—	15,629	—	—	(17,000)	24,139	347,797
Executive Vice President,	2011	325,029	—	16,488	—	—	406,000	24,590	772,107
Chief Operating Officer and	2010	315,562	—	—	—	—	179,000	25,341	519,903
Secretary

Eric P. Credle	2012	283,868	40,000	13,645	—	—	43,000	11,456	391,969
Executive Vice President	2011	283,868	—	14,395	—	—	107,000	13,533	418,796
and Chief Financial Officer	2010	275,600	—	—	—	—	38,000	13,621	327,221

John F. Burns	2012	224,100	—	—	—	—	13,000	27,642	264,742
Executive Vice President	2011	224,100	—	—	—	6,735	191,000	26,719	448,554
	2010	17,502	—	—	—	4,839	123,000	26,958	372,299

Notes:

(1)	Mr. Moore’s employment with the Company began in June 2012.

(2)	Mr. Ocheltree served as principle executive officer until June 2012.

(3)	Mr. Moore and Mr. Credle were awarded discretionary bonuses by the Compensation Committee primarily in recognition their efforts in the Company’s capital raise that occurred in December 2012 and the Company’s loan sale, which was substantially completed during that same period and became final on January 23, 2013.

(4)	On August 28, 2012, Mr. Moore was granted 75,000 stock options and 40,000 shares of restricted stock. The stock options vest on December 31, 2014 if the Company achieves a targeted amount of earnings in 2014 and the restricted stock vests on December 31, 2015 if the Company achieves a targeted amount of earnings in 2015. Based on the earnings targets set, as of the date of this proxy statement, the Company does not believe it is probable that either of the awards will vest, and accordingly, no value of the grants is included in this table. See the section of the Compensation and Discussion Analysis above entitled “Composition of Richard H. Moore, Chief Executive Officer” for further discussion of his stock option and restricted stock awards.

As it relates to the amounts for Mr. Ocheltree, Ms. Hollers, and Mr. Credle, see the sections of the Compensation and Discussion Analysis above entitled “Composition of Compensation” and “Equity Grants” for further discussion of stock awards.

(5)	All amounts in this column were paid pursuant to our Annual Incentive Plan.

(6)	The amounts in this column reflect the annual change in the total actuarial net present value of the NEOs’ accrued benefits under our pension plan and SERP. The significantly higher amounts in 2011 compared to the other periods are primarily a result of decrease in the discount rate (from 5.59% to 4.39%) to compute the present value of the benefit, and not a result of any changes in the plans’ benefit formulas. Mr. Moore does not participate in these plans.

(7)	The following table shows the components of “All Other Compensation.”

All Other Compensation
Name	Year	Defined Contribution Plan ($)	Director/ Committee Fees (1) ($)	Club/Civic Dues ($)	Interest Savings - Employee Loan Program (2) ($)	Dividends on Restricted Stock (3) ($)	Life Insurance (4) ($)	Total ($)

Richard H. Moore	2012	—	34,957	—	—	6,400	—	41,357

Jerry L. Ocheltree	2012	10,000	21,640	13,155	7,780	1,612	490	54,677
	2011	11,025	20,140	12,833	7,917	3,785	—	55,700
	2010	11,025	22,140	13,688	8,082	4,094	—	59,029

Anna G. Hollers	2012	10,000	12,700	—	—	819	620	24,139
	2011	11,025	11,450	—	8	2,107	—	24,590
	2010	11,025	12,450	—	8	1,858	—	25,341

Eric P. Credle	2012	10,000	—	580	—	715	161	11,456
	2011	11,025	—	580	—	1,928	—	13,533
	2010	11,025	—	580	397	1,619	—	13,621

John F. Burns	2012	9,231	17,670	—	—	—	741	27,642
	2011	10,299	16,420	—	—	—	—	26,719
	2010	9,788	17,170	—	—	—	—	26,958

(1)	For Mr. Moore, Director/Committee Fees includes cash of $18,850 received and restricted stock valued at $16,107. All other amounts in this column were paid in cash.
(2)	See “Perquisites” in the Compensation Discussion and Analysis section above for an explanation of our Employee Loan Program. The amount in this column is the amount of interest savings the NEO realized as a result of having an interest rate 1% lower than the interest rate available to non-employees.
(3)	The amounts in this column represent the amount of cash dividends earned on shares of unvested, restricted stock.
(4)	The amounts in the column represent the benefit associated with the life insurance provided by the bank-owned life insurance policies discussed in “Perquisites” in the Compensation Discussion and Analysis section above.

We have entered into employment agreements with 19 of our officers, including each of the NEOs. Each employment agreement provides for post-termination benefits that we must pay in certain circumstances. See “Potential Payments Upon Termination” below for more information about these potential benefits, and about the non-competition and confidentiality covenants contained in the agreements.

Grants of Plan-Based Awards

The amounts shown in the table below relate to equity grants made to Richard H. Moore in connection with the execution of an employment agreement on August 28, 2012. See the section of the Compensation and Discussion Analysis above entitled “Composition of Richard H. Moore, Chief Executive Officer” for further discussion of the stock option and restricted stock awards.

Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target (#)	All Other Stock Awards: Number of Shares of stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(g)	(i)	(k)	(l)

Richard H. Moore
Restricted stock	8/28/2012	40,000			390,400
Stock options	8/28/2012	75,000		9.76	273,750

Jerry L. Ocheltree	—	—	—	—	—

Anna G. Hollers	—	—	—	—	—

Eric P. Credle	—	—	—	—	—

John F. Burns	—	—	—	—	—

The restricted stock was valued at $9.76 per share, which was the closing price of the Company’s common stock on the date of grant.

The stock options were valued on the date of grant at $3.65 per share using the Black-Scholes option pricing model with the following assumptions:

Expected dividend yield	3.28%
Risk-free interest rate	1.64%
Expected life	Ten years
Expected volatility	41.82%

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our NEOs held as of the end of 2012.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard H. Moore	8/28/2012 (1)		75,000	9.76	8/28/2022
	8/28/2012 (1)							40,000	512,800

Jerry L. Ocheltree	4/1/2004	3,000		21.70	4/1/2014
	6/17/2008	16,602		16.53	6/17/2018
	2/24/2011 (2)					2,232	28,614
	2/23/2012 (3)					2,807

Anna G. Hollers	4/1/2004	9,001		21.70	4/1/2014
	6/17/2008	7,774		16.53	6/17/2018
	2/24/2011 (2)					1,134	14,538
	2/23/2012 (3)					1,426	18,281

Eric P. Credle	4/1/2004	3,001		21.70	4/1/2014
	6/17/2008	6,270		16.53	6/17/2018
	2/24/2011 (2)					990	12,692
	2/23/2012 (3)					1,245	15,961

John F. Burns	6/17/2008	4,043		16.53	6/17/2018

Notes:

(1)	See the section of the Compensation and Discussion Analysis above entitled “Composition of Richard H. Moore, Chief Executive Officer” for further discussion of the stock option and restricted stock awards related to Mr. Moore.

(2)	These awards vested on February 24, 2013.

(3)	These awards will vest on February 23, 2014.

Option Exercises and Stock Vested

None of our NEOs exercised stock options during 2012, nor did any shares of stock vest during the year.

Pension Benefits

The following table shows information about the NEOs’ accrued benefits under our tax-qualified pension plan and our supplemental executive retirement plan, or SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)
(a)	(b)	(c)	(d)

Richard H. Moore (1)	—	—	—

Jerry L. Ocheltree	Qualified Plan	15	297,000
	SERP	15	811,000

Anna G. Hollers	Qualified Plan	40	1,154,000
	SERP	26	732,000

Eric P. Credle	Qualified Plan	15	214,000
	SERP	15	90,000

John F. Burns	Qualified Plan	12	357,000
	SERP	12	446,000

(1)	Mr. Moore is not a participant in either of our defined benefit pension plans.
(2)	The present value of each officer’s accumulated benefit under each plan was calculated using the following assumptions: The officer retires at age 65. At that time, the officer takes a lump sum based on his or her accrued benefit as of December 31, 2012. The lump sum is calculated using the 2012 Current Liability Combined Mortality Table and is discounted to December 31, 2012 using a rate of return of 3.97% per year.

Pension Plan

Our tax-qualified pension plan covers all full-time employees hired on or before June 11, 2009 and provides each participant with an annual retirement benefit paid monthly in cash. Each of our NEOs is a participant in the plan. At normal retirement age of 65, this benefit is equal to the sum of:

(1)	0.75% of the participant’s final average compensation multiplied by his/her years of service (up to 40), and
(2)	0.65% of the participant’s final average compensation in excess of “covered compensation” (the average of the Social Security taxable wage base during the 35-year period that ends with the year the participant reaches Social Security retirement age), multiplied by years of service (up to 35).

“Final average compensation” means the average of the participant’s highest consecutive five years of compensation during his or her last 10 years of employment. For purposes of this plan, “compensation” generally means base salary plus bonuses. However, the federal tax code limits the amount of compensation we can take into account for purposes of the pension plan. The limit was $250,000 for 2012.

Each participant becomes fully vested in his or her plan benefits after five years of service. Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service. The plan also provides a death benefit to a vested participant’s surviving spouse.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust. Effective December 31, 2012, the Compensation Committee froze the benefits payable under the pension plan.

SERP

Our SERP is for the benefit of our senior management, including the NEOs. The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan. The SERP generally provides participants with an annual benefit at normal retirement age of 65, payable monthly in cash, equal to 3% of final average compensation multiplied by years of service (up to a maximum of 20 years). For purposes of the SERP, “final average compensation” has the same meaning as under our pension plan. The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary social security benefit.

Each participant becomes fully vested in his or her SERP benefits at retirement, death, disability or a change in control. Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service. The plan also provides a death benefit to a vested participant’s surviving spouse.

Because the SERP is a non-qualified plan, its benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

As a general rule, we do not grant extra years of credited service under either the pension plan or the SERP. On one occasion, we credited two officers of an acquired company with three extra years of service under the SERP. None of the NEOs has received any extra years of credited service under either plan.

Effective December 31, 2012, the Compensation Committee froze the benefits payable under the SERP.

Potential Payments Upon Termination or Change in Control

This section contains information about arrangements that provide for compensation to our NEOs in connection with their termination. Actual circumstances resulting in the departure of an NEO cannot be predicted and may differ from the assumptions used in the information outlined below.

Employment Agreements

As noted above, we are party to employment agreements with 19 of our officers, including each of the NEOs. Under each of these agreements, we have agreed to pay the officer’s base salary for the remainder of the agreement term if we terminate the officer other than for cause. The agreement term for Mr. Moore is one year and it automatically renews for an additional one year on each anniversary date. The stated agreement term for Mr. Ocheltree, Ms. Hollers, Mr. Credle and Mr. Burns is three years, and each of the agreements automatically renew for a new three year term on each anniversary date unless written notice is provided by either party that such automatic renewal will not occur. As previously discussed, in 2012, Mr. Ocheltree, Ms. Hollers, Mr. Credle and Mr. Burns were each notified that their employment agreements would not renew on their next anniversary date. Accordingly, these employment agreements will expire in January 2015 for Mr. Ocheltree, August 2014 for Ms. Hollers and Mr. Credle, and September 2014 for Mr. Burns.

We have also agreed to continue paying each officer his or her base salary for a period of time if employment ends due to a long-term disability. The term that we will continue paying each of our NEOs in this circumstance is three months for Mr. Moore and for the remainder of the agreement term for Mr. Ocheltree, Ms. Hollers, Mr. Credle and Mr. Burns. Also, as it relates to Mr. Ocheltree, Ms. Hollers, Mr. Credle and Mr. Burns, the officer must look for a job somewhere else, or we can stop paying him or her. If the officer finds another job, we can deduct any amounts that he or she earns in the new job from our payments.

Each employment agreement also provides for severance to the officer if we or the officer terminates his/her employment within 12 months after a change in control (other than for cause or normal retirement). For Mr. Moore, the amount of the severance payment is two times his annual salary, and in addition the Company will reimburse Mr. Moore for the costs he incurs to participate in the health plan of a previous employer for twelve months. For Mr. Ocheltree, Ms. Hollers, Mr. Credle and Mr. Burns, the amount of the severance payment, which we would be required to pay in cash within 10 days after termination following a change of control, is the lesser of:

•	a specified multiple, ranging from 1 to 2.9 of the officer’s base salary as of the date of the change in control, and
•	2.99 multiplied by the officer’s “base amount” under Section 280G(b)(3) of the Internal Revenue Code.

In general, the number calculated according to the first formula will be the smaller number.

The agreements define “control” as the power, either directly or indirectly, to direct our management or policies or to vote 40% or more of any class of our securities. In general, any change in control of our company triggers the change in control provisions of the employment agreements. However, the agreements expressly exclude as a “change in control” any merger, consolidation or reorganization following which the owners of our capital stock who were previously entitled to vote in the election of our directors own 61% or more of the resulting entity’s voting stock.

The agreements for Mr. Ocheltree, Ms. Hollers, Mr. Credle and Mr. Burns also state that any of the following events will be considered to be a “change in control”:

•	any person, entity or group becoming the beneficial owner, directly or indirectly, of 33% or more of any class of our voting stock;
•	during any period of two consecutive years, individuals who at the beginning of the period made up our board (we refer to these individuals as the “incumbent board”), or persons whose election was approved by at least three-quarters of the incumbent board, fail to make up at least a majority of the board; or
•	the sale of all or substantially all of our assets.

The following table shows the lump sum cash severance amounts we would have owed our NEOs under their employment agreements if they had terminated employment on December 31, 2012 under various circumstances.

Name	Nature of Payment	Involuntary Termination for Cause or Voluntary Termination by Employee ($)	Involuntary Termination Without Cause ($) (1)	Termination due to Long-Term Disability ($) (2)	Change In Control ($) (3)

Richard H. Moore	Severance - Cash	—	316,667	118,750	963,188

Jerry L. Ocheltree	Severance - Cash	—	1,058,929	823,015	1,483,942

Anna G. Hollers	Severance - Cash	—	528,172	342,922	942,584

Eric P. Credle	Severance - Cash	—	461,286	276,036	823,217

John F. Burns	Severance - Cash	—	382,838	188,088	649,890

(1)	These amounts are equal to 1/12 of each officer’s base salary as of December 31, 2012 multiplied by the number of months remaining in his/her employment agreement term. Mr. Moore’s amount also includes the estimated health care cost reimbursement that the Company must pay him for twelve months, which is in accordance with the terms of his employment agreement.

(2)	This column shows the amounts due under the terms of the officers’ employment agreements, which except for Mr. Moore, is equal to the remaining length of the employment agreement less the amounts payable under the terms of our long-term disability plan (in which all full-time employees participate). For Mr. Moore, the amount equals his salary for three months, which is in accordance with his employment agreement.
(3)	Except for Mr. Moore, these amounts are equal to 2.9 multiplied by each officer’s annual base salary as of December 31, 2012, which in each case are each are less than 2.99 multiplied by their “base amount” under Section 280G(b)(3) of the Internal Revenue Code. In accordance with his employment agreement, Mr. Moore’s amount is equal to two times his base salary plus the estimated health care cost reimbursement that the Company must pay him for twelve months.

Our current equity plan and the SERP have change in control provisions that automatically vest all participants in the benefits of each plan in the event of a change in control of our Company. See “Outstanding Equity Awards at Fiscal Year End” for information about the equity awards that our NEOs held as of the end of 2012 that would be subject to accelerated vesting upon a change in control. See “Pension Benefits – SERP” for information about the NEO benefits that would be subject to accelerated vesting upon a change in control.

The employment agreements also contain non-competition and confidentiality covenants by the officers. The non-competition covenants prohibit each officer from:

•	engaging, directly or indirectly, in any competing activity or business within a restricted territory for a certain period of time after leaving our company, which we call the restricted period;
•	soliciting or recruiting any of our employees during the restricted period; and
•	making sales contacts with or soliciting any of our customers for any products or services that we offer, in either case within the restricted territory during the restricted period.

The restricted period is one year if we terminate the officer for cause or he or she terminates voluntarily. If we terminate him or her other than for cause, the restricted period is the remainder of the agreement term. The restricted territory for each officer is a 50-mile radius (60 miles for Mr. Moore) around his or her primary residence and/or work location.

The confidentiality covenants contained in each agreement prohibit the officer from disclosing any confidential business secrets or other confidential data both during the term of the employment agreement and for a period of two years after termination for everyone except Mr. Moore, whose confidentiality provision is for fifteen years.

COMPENSATION OF DIRECTORS

The Board of Directors establishes compensation for Board members based primarily on consultation with an outside consultant, who assists the Board of Directors in evaluating whether its members are receiving fair compensation for the services they perform. This evaluation is based primarily on a comparison to other financial services companies of a similar size. The peer companies that were used in the most recent comparison were the same as those used during the evaluation of Other NEO compensation described on page 19 above.

Based on this evaluation, the Board set the following fees for 2012:

Monthly Retainer

•	Baseline retainer for all directors - $600
•	Additional retainer for the Chairman of the Board of the Company - $300
•	Additional retainer for the Chairman of the Board of First Bank - $200
•	Additional retainer for the Chairman of the Audit Committee - $100

Meeting Fees

•	Audit Committee meetings - $350 per meeting
•	All other Board meetings, including meetings of the Company’s subsidiaries, and Board committee meetings - $250 per meeting

All directors of the Company are also directors of First Bank, the Company’s principal subsidiary. Nine of those directors currently serve on the board of First Bank Insurance Services, a subsidiary of First Bank. During 2012, the boards of the Company and First Bank normally met on a monthly basis, and the First Bank Insurance Services board normally met on a quarterly basis. Some board members also serve on First Bank’s local advisory boards and receive fees of $60 per month in connection with that service.

Non-employee directors of the Company also participate in the Company’s equity plan. In June 2012, each non-employee director of the Company received 1,818 shares of the Company’s common stock. The number of shares of stock granted produced a value that was approximately the same as stock option grants that each director had received in years prior to 2010. The Board of Directors intends to make similar grants of common stock, in June of each year, to non-employee directors.

In addition to the compensation they receive for service as directors, four Board members were also employees of the Company in 2012. These directors are Mr. Brown, Mr. J. Burns, Mr. Moore (became an employee on June 11, 2012) and Mr. Ocheltree. Compensation for Mr. J. Burns, Mr. Moore, and Mr. Ocheltree is discussed above. Mr. Brown has a three-year employment agreement with the Company that is consistent with the employment agreements described above for the Other NEOs. Mr. Brown, Mr. J. Burns, and Mr. Ocheltree have each been notified that their employment agreements will not automatically renew at their next anniversary date.

The following table sets forth compensation we paid to our directors in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c) (3)	(e)	(f)	(g)	(h)

Daniel T. Blue, Jr.	22,800	16,107	—	—	—	38,907
Jack D. Briggs	23,920	16,107	—	—	—	40,027
R. Walton Brown (1)	17,670	—	—	(67,000)	199,910	150,580
David L. Burns	27,520	16,107	—	—	—	43,627
John F. Burns (2)	17,670	—	—	—	—	17,670
Mary Clara Capel	29,950	16,107	—	—	—	46,057
James C. Crawford, III	27,270	16,107	—	—	—	43,377
R. Winston Dozier	24,770	16,107	—	—	—	40,877
James G. Hudson, Jr.	20,420	16,107	—	—	—	36,527
Richard H. Moore (2)	18,850	16,107	—	—	—	34,957
Jerry L. Ocheltree (2)	21,640	—	—	—	—	21,640
George R. Perkins, Jr.	20,170	16,107	—	—	—	36,277
Thomas F. Phillips	29,550	16,107	—	—	—	45,657
Frederick L. Taylor II	24,700	16,107	—	—	—	40,807
Virginia C. Thomasson	25,500	16,107	—	—	—	41,607
Dennis A. Wicker	17,950	16,107	—	—	—	34,057
John C. Willis	24,300	16,107	—	—	—	40,407

(1)	Mr. Brown is also an executive officer of the Company. The only incremental compensation that he receives as a director of the Company is reflected in column (b). Amounts shown in the other columns relate solely to his service as an employee. “All Other Compensation” includes the sum Mr. Brown’s director's salary, 401(k) match, and club dues as an employee.
(2)	We report Mr. J. Burns’, Mr. Moore’s and Mr. Ocheltree's compensation as an executive officer in the Summary Compensation Table above.

(3)	On June 1, 2012, each non-employee director was granted 1,818 shares of common stock with no vesting requirements. The grant date fair value of each share of stock was $8.86.

The following table shows the number of stock options that each director held as of December 31, 2012:

Aggregate Outstanding Equity Awards
Name	Options Outstanding (#)

Daniel T. Blue, Jr.	—
Jack D. Briggs	15,750
R. Walton Brown	18,460
David L. Burns	15,750
John F. Burns	4,043
Mary Clara Capel	11,250
James C. Crawford, III	4,500
R. Winston Dozier	—
James G. Hudson, Jr.	4,500
Richard H. Moore	—
Jerry L. Ocheltree	19,602
George R. Perkins, Jr.	15,750
Thomas F. Phillips	15,750
Frederick L. Taylor II	11,250
Virginia C. Thomasson	15,750
Dennis A. Wicker	15,750
John C. Willis	15,750

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The 2012 members of the Compensation Committee were Mr. Briggs, Mr. D. Burns, Ms. Capel, Mr. Crawford III, Mr. Phillips-Chairman, Mr. Perkins, Mr. Taylor II, Ms. Thomasson, and Mr. Willis. None of these members has ever been an officer or employee of the Company. There are no Compensation Committee interlocks, as described in SEC rules and regulations.

CERTAIN TRANSACTIONS

In addition to the rules and regulations of the Securities and Exchange Commission, the Company and First Bank are subject to Federal Reserve Board Regulation O, which governs extensions of credit by First Bank to any executive officer, director or principal shareholder of the Company or First Bank. The Company has established processes for reviewing and approving extensions of credit and other related party transactions. Related party transactions are approved by the Board of Directors, and the related person does not participate in the deliberations or cast a vote. The Audit Committee also reviews all related party transactions and determines whether to ratify or approve such transactions.

The Company collects information about related party transactions from its officers and directors through annual questionnaires distributed to officers and directors, or when transactions or proposed transactions are reported throughout the year. Each director and officer agrees to abide by the Company's Code of Ethics, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company and an officer or director must be reported and must be approved by the Audit Committee or the Board (or another committee thereof) if and when appropriate. The Code of Ethics identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company. The Audit Committee’s charter provides that the Audit Committee will review, investigate and monitor matters pertaining to the integrity or independence of the Board, including related party transactions. The Audit Committee and the Board review and make determinations about related party transactions or other conflicts of interest as they arise, and in addition the Audit Committee conducts an annual review of all related party transactions early in each fiscal year, after director and officer questionnaires have been received from management and the Board.

Certain of the directors, nominees, principal shareholders and officers (and their affiliates) of the Company have deposit accounts and other transactions with First Bank, including loans in the ordinary course of business. Except as discussed in the next sentence, all loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. As discussed in “Perquisites” in the Compensation Discussion and Analysis section above, in accordance with applicable banking regulations, the Company has a home loan program that all of our employees are eligible to participate in that allows employees to borrow money for a loan on their primary residence, subject to our normal credit underwriting standards, at an interest rate that is 1% less than the interest rate offered to non-employees. At December 31, 2012, the aggregate principal amount of loans to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons was approximately $6,890,000. None of these loans are on nonaccrual status or are otherwise impaired.

The following paragraphs describe other related party transactions occurring during 2012 involving our directors or executive officers that exceeded $120,000.

Transactions related to Anna G. Hollers, Executive Officer

In 2012, the Company made payments to the law firm of Hollers & Atkinson totaling $203,638, of which $3,200 related to legal services rendered to the Company, $75,540 related to trustee fees paid in foreclosure proceedings, and $124,898 related to the reimbursement of costs advanced on behalf of the Company in foreclosure proceedings. One of the partners of Hollers & Atkinson is the spouse of Anna Hollers, an executive officer of the Company. The Company's review and approval policies stated above were followed for the transactions described in this paragraph.

Transactions related to Dennis A. Wicker, Director

In 2011, it was determined that, beginning in 2009, the Company engaged James Wicker or Wicker Properties, located in Wilmington, N.C., to act as sales agent for the marketing and sale of certain properties of the Company's foreclosed real estate and to perform property management duties related to such properties located in the Wilmington area. During this time, James Wicker earned industry-standard commissions for acting as the listing agent for these properties. In return, he provided property management services for these same properties free of charge, with James Wicker being reimbursed by the Company only for his out-of-pocket cost for performing these property management services.

James Wicker is the brother of Director Dennis Wicker. Director Wicker did not have any knowledge of the Company's relationship with James Wicker or Wicker Properties prior to 2011, and Director Wicker has not had any business or professional relationship with Wicker Properties or James Wicker since becoming a member of the Board.

Because of the amount of payments made to James Wicker or Wicker Properties during 2011, it was determined that Director Wicker was not eligible to be considered an independent director. In late 2011, the Company acted to cease all business relationships with James Wicker and Wicker Properties. Most, but not all, of the business relationships and outstanding contracts were ceased by December 31, 2011. The Company made the following payments to James Wicker or Wicker Properties in early 2012: $88,334 related to commissions earned for acting as the Company’s sales agent or buyer’s agent on property sales, and $3,900 for reimbursement of out-of-pocket costs associated with property management services. The Company's review and approval policies stated above were not followed for these transactions.

In 2012, James Wicker filed a lawsuit against the Company that alleged that the Company acted improperly in ceasing the business relationships. In December 2012, the Company and James Wicker settled the lawsuit with the Company agreeing to pay Mr. Wicker $220,000 to compensate him for lost real estate commissions on properties in which he had expended significant effort prior to being terminated from the contract. Additionally, the Company agreed to provide Mr. Wicker with the opportunity to earn up to $325,000 over the next three years in the form of commissions from real estate sales and property management fees. The Company's review and approval policies stated above were followed for the transactions described in this paragraph. Because of the amount of the payments made in 2012, Dennis Wicker will not be eligible to be considered an independent director until the end of 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than 10% of the Company’s common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during 2012. Based upon a review of such reports and representations from the Company’s directors and executive officers, the Company believes that all such reports were filed on a timely basis in 2012, except that Mr. Moore filed one late report related to one transaction.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has approved the selection of the firm Elliott Davis, PLLC to serve as the independent auditors for 2013. Action by the shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Audit Committee and the board of directors in order to give the shareholders an opportunity to present their views. If the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the proposal to ratify the selection of Elliott Davis, PLLC as the Company's independent auditors is rejected by shareholders, then the Audit Committee will reconsider its choice of independent auditors. The Board of Directors recommends that the shareholders vote for the proposal to ratify the selection of the Company’s independent auditors.

Representatives of Elliott Davis, PLLC are expected to be present at the annual meeting. The representatives will be available to respond to appropriate questions and will be given an opportunity to make any statement they consider appropriate.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditor, which was Elliott Davis, PLLC (“Elliott Davis”) for 2012, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America and for attesting to the Company’s control over financial reporting. The Company’s Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has reviewed and discussed with management and Elliott Davis the audited financial statements as of and for the year ended December 31, 2012. The Audit Committee has discussed with Elliott Davis the matters required to be discussed by AU Section 380 of the audit standards of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from Elliott Davis the written disclosures and letter required by the applicable requirements of the PCAOB regarding Elliott Davis’ communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. The Audit Committee also has considered whether Elliott Davis’ provision of any information technology services or other non-audit services to the Company is compatible with the concept of auditor independence. In this analysis, the Audit Committee reviewed the services and related fees provided by Elliott Davis in the following categories and amounts:

	2012	2011
Audit Fees	$373,750	$379,255
Audit-Related Fees	18,000	18,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$391,750	$397,255

For 2011 and 2012, audit fees included fees for the integrated audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Section 404), quarterly reviews of the interim consolidated financial statements and an additional internal control attestation. In 2011 and 2012, audit fees also included fees associated with the audit of supplementary financial and compliance information required by the Department of Housing and Urban Development’s (HUD) Uniform Financial Reporting Standards for HUD Housing Programs and fees associated with a certification that is required as a result of the Company’s participation in the U.S. Treasury’s Small Business Lending Fund. Audit-related fees for 2011 and 2012 consisted of audits of the financial statements of two employee benefit plans sponsored by the Company. All services performed by Elliott Davis in 2012 were pre-approved by the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations.

The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed for adequacy on an annual basis. The Audit Committee charter is available on the Company’s website at www.FirstBancorp.com under the tab “Investor Relations-Governance Documents.”

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS:

Daniel T. Blue, Jr.	Thomas F. Phillips
Jack D. Briggs	Frederick L. Taylor II
David L. Burns	Virginia C. Thomasson – Chairman
Mary Clara Capel	John C. Willis
James C. Crawford, III

The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting (either in person or by proxy) is required for approval of this proposal. The board of directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

PROPOSAL 3 – ADVISORY VOTE APPROVING “SAY ON PAY” PROPOSAL

The Securities and Exchange Commission rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) require the Company to provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

A description of the the compensation paid to our named executive officers is included in the “Compensation Discussion and Analysis” section above and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this proxy statement.

 We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our senior executive officers are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.

 This proposal, commonly known as a “Say on Pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following resolution:

“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by First Bancorp, as described in the “Compensation Discussion and Analysis” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in the proxy statement provided to the shareholders of First Bancorp on or about April 2, 2013.”

 Because your vote is advisory, it will not be binding upon the Company. However, the Compensation Committee and Board may take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

SHAREHOLDERS PROPOSALS FOR 2014 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s 2014 annual meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the proxy statement for the 2014 annual meeting, they must be received by the Company no later than December 4, 2013. Such proposals should be directed to First Bancorp, Attn. Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508.

The bylaws of the Company establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of the Company. Subject to any other applicable requirements, only such business may be conducted at a meeting of the shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. To be timely, notice of other business to be brought before any meeting must generally be received by the Secretary of the Company not less than 60 nor more than 90 days in advance of the shareholders’ meeting. The notice of any shareholder proposal must set forth the various information required under the bylaws. The person submitting the notice must provide, among other things, the name and address under which such shareholder appears on the Company's books and the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder. Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary of the Company at the Company’s address noted above.

DELIVERY OF PROXY STATEMENTS AND

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of the proxy statement and annual report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement. Additionally, some shareholders have consented to be excluded from the mailing of the proxy statement and annual report, and instead only be notified of the internet web address where they can access the proxy statement and annual report electronically. The internet address where these documents can be accessed is www.cfpproxy.com/3958.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any shareholder residing at an address to which only one copy was mailed or to shareholders who originally consented to only receive notice of internet availability. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to First Bancorp, Attn. Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508, e-mailing Ms. Hollers at ahollers@firstbancorp.com, or by calling 1-800-548-9377 and asking to speak to Anna Hollers.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact the Company as noted above to request that only a single copy of the proxy statement and annual report be mailed in the future. Shareholders who prefer not to receive copies of the proxy statement and annual report, and instead to be notified of the internet address where the documents can be accessed can make that request by visiting www.cfpproxy.com/3958 and following the instructions.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any other business to be presented for consideration or action at the annual meeting. If other matters properly come before the annual meeting, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

By Order of the Board of Directors,

Anna G. Hollers

Secretary

_______________________________

April 2, 2013

Directions to the

James H. Garner Conference Center

211 Burnette Street, Troy, North Carolina 27371

Location of the 2013

First Bancorp Annual Shareholders’ Meeting

Thursday, May 9, 2013 - 3:00 PM

First Bancorp

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard H. Moore and Anna G. Hollers, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of First Bancorp held of record by the undersigned on March 20, 2013, at the annual meeting of shareholders to be held on May 9, 2013, or any adjournment or adjournments thereof.

1.	PROPOSAL to elect thirteen (13) nominees to the Board of Directors to serve until the 2014 Annual Meeting of Shareholders, or until their successors are elected and qualified.

☐	FOR the 13 nominees listed below	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below).		to vote for the 13 nominees below.

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below).

Daniel T. Blue, Jr.	James G. Hudson, Jr.	Frederick L. Taylor II
Jack D. Briggs	Richard H. Moore	Virginia C. Thomasson
David L. Burns	George R. Perkins, Jr.	Dennis A. Wicker
Mary Clara Capel	Thomas F. Phillips	John C. Willis
James C. Crawford, III

2.	PROPOSAL to ratify the appointment of Elliott Davis, PLLC, as the independent auditors of the Company for 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL to consider and approve an advisory (non-binding) resolution on executive compensation, also known as “say on pay” (as more fully described in the accompanying proxy statement).

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

5.	Do you plan to attend the May 9, 2013 meeting? ☐YES ☐NO

This proxy when properly executed will be voted as directed herein. If no direction is made, this proxy will be voted “FOR” all nominees in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

Dated	, 2013

Signature

Signature (if jointly held)

(Please sign exactly as the name appears on this proxy. If signing as attorney, administrator, executor, guardian, or trustee, please give title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Please mark, sign, date and return promptly in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person. If you wish to vote by telephone or internet, please read the instructions below.

INSTRUCTIONS FOR VOTING YOUR PROXY

Shareholders of record have three alternative ways of voting their proxies:

1.	By Mail (traditional method); or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Please note all votes cast via the telephone or Internet must be cast prior to 11:59 p.m., Eastern Daylight Time, on May 8, 2013.

Vote by Telephone		Vote by Internet
It’s fast, convenient and immediate!		It’s fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone: 1-866-627-2896		immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement and Proxy Card	1.	Read the accompanying Proxy Statement and Proxy Card
2.	Call the toll-free number: 1-866-627-2896	2.	Go to the website: https://www.rtcoproxy.com/fbnc
3.	Enter the 9 digit Control Number located on your Proxy Card below.	3.	Enter your 9 digit Control Number located on your Proxy Card below.
4.	Follow the recorded instructions	4.	Follow the instructions on the website.

Your vote is important! Call 1-866-627-2896 anytime		Your vote is important! Go to https://www.rtcoproxy.com/fbnc

It is not necessary to return your proxy card if you are voting by telephone or internet.

Please note that the last vote received, whether by telephone, internet, or by mail, will be the vote counted.

For Telephone/Internet Voting:

Control Number

Control Number Provided Here